Corporate Profile
FLIGHT G13
The Bug is Back!
3DICON

3D ICON

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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995

With the exception of historical information, the matters discussed in this report are forward-looking statements that involve a number of risks and uncertainties. The actual future results of 3DIcon could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations, inability to hire and retain qualified personnel, and changes in the general economic climate. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by 3DIcon, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Recent Equity Activity		Nine Months Ended Sep. 30, 2007

Stock Symbol:	TDCP	Revenues:	0
Price (01/22/08):	$.27	Net Loss:	$2.5 M
52-Week Range:	$.21 - $1.20	R&D Spend:	$721 K
3-Month Average Volume:	109 K
Shares Outstanding (9/30/07):	120 M
Float (approx):	40 M
Market Capitalization:	$32 M

INVESTMENT THESIS

3DIcon Corporation (the "Company") is a developer of groundbreaking 3D projection and display technologies that are being designed to produce full color, 360o volumetric images. Its proprietary technologies are revolutionary in that they are being developed to leapfrog traditional methods of rendering 3D images onto a 2D screen. 3DIcon's mission is to create true-to-life 3D images that occupy 3D space and appear solid as viewed from any angle with the naked eye. Although there are a plethora of devises, such as MRIs and baggage scanners that capture 3D images, the 3D data is inevitably displayed on a 2D screen. 3DIcon sees a significant market opportunity in commercializing 3D projection devices to complement the 3D image capturing equipment already on the market today.

3DIcon is currently developing volumetric 3D imaging through static-volume and swept volume display approaches. The Company is targeting a myriad of applications for its developing technologies. These commercial applications which are projected to approach a market size of well over $1 billion by 2011, include scanning for medical and homeland security needs; geo-spatial imaging for oil & gas exploration and air traffic control; entertainment; advertising; and gaming. 3DIcon's research is conducted through a Sponsored Research Agreement (SRA) with the University of Oklahoma (OU), a leading research institution. The Company has recently launched its first product, Pixel Precision(TM), a software system that serves the R&D market for Texas Instruments' DLP® technology. 3DIcon's board is comprised of prominent technology investors and business people who have helped build world-class companies.

INVESTMENT HIGHLIGHTS

Over $1 Billion Market by 2011

According to Insight Media, the market for 3D display technologies is currently estimated at $345 M in 2007 for products currently on the market, most of which either require viewing aids such as glasses, or with image quality severely restricting its commercial applications. As technology advances, the market is expected to reach over $1 billion by 2011 for current applications alone. 3D technologies are expected to create completely new markets for which estimates cannot currently be made. Although there are a plethora of recent technologies that capture three dimensional data through scans such as MRIs for medical use and other technologies for baggage scanning, highly-functional and commercially accessible 3D projection technologies are not yet available. 3DIcon is positioned to develop its technologies to bridge this gap and offer technologies that meet market demand for improved visualization in 3D formats.

Research Conducted at University of Oklahoma

The Company has established a SRA (Sponsored Research Agreement) with the University of Oklahoma (OU), whereby 3DIcon's technologies are being developed by leading researchers and scientists in a state-of-the-art research facility. The research and approach are multidisciplinary, including the use of, and investigations into, applications for optics, photonics, nano-technology, chemical engineering and electronics. OU is one of the leading research institutions in the U.S. In the past 20 years, OU-developed technologies have led to the formation of 30-plus companies that have generated over $65 million. In 2006 alone, OU's researchers were awarded 19 patents, and processed 51 intellectual property disclosures. OU's research center hosts scientific research on some of the most important advancements of our day including work on the genome project, NASA, the National Weather Center, telecommunications and with the sponsorship of 3DIcon, OU is now emerging on the forefront of 3D projection technologies.

Intellectual Property Portfolio

3DIcon has the exclusive worldwide rights to technologies developed and patented by OU, under the auspices of its SRA. To date, several utility patents have been filed. The Company's technologies cover various 3D technologies including Swept Volume Display (3D-SVD) and Closed Space (CSpace(TM)) 3D projection methods as well as software. The Company believes that additional patents, copyrights, and trademarks will flow from its research activities at OU.

Competitive Advantage

The volumetric 3D technologies that 3DIcon currently has under development are being designed to create images that do not require viewing aids and are projected into space, creating a floating image that can be viewed from any angle and appears solid to the naked eye. This is a significant advancement from current technologies that either require viewing aids or use a 2D screen to create a 3D image. 3DIcon is also positioning itself as an industry standards-setter. The Company's research team at OU recently filed a provisional patent for a virtual moving screen, which may serve to unify both forms of volumetric displays - swept volume and static.

3D-SVD

3DIcon, through its OU research team, has recently completed a prototype of its3D-SVD (swept volume display) 3D projection technology. A 3D image is formed by illuminating a rapidly moving display surface, such as a circular screen rotating at an optimal rpm. A collection of voxels is rendered at precise locations within the volume over a period of time resulting in a 3D image due to persistence of vision. As LED technology improves, 3DIcon's SVD technology lends itself both to high-resolution large outdoor formats as well as smaller displays, both of which are particularly well suited for entertainment and advertising.

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CSpace(TM)

The Company's CSpace(TM) (static volume display) technology uses a clear non-moving projection volumetric medium into which light emitting up-conversion nano-materials have been suspended. A 3D image is rendered when laser beams are projected into the nano-materials, exciting them to display the three primary colors and creating a full color, volumetric image. To date the OU team has successfully produced the volumetric medium, as well as creating and suspending the up-conversion nano-material. The research also has developed the computer programs and electronics for directing the laser for rendering 3D images. CSpace(TM) technology is best suited for applications in: a)scanning for medical and security purposes; b)entertainment and gaming; and c)geo-spatial for military, air traffic control, weather mapping and oil and gas exploration.

TECHNOLOGY OVERVIEW

3DIcon Corporation's core strategy is the development 3D technologies that have the potential to transform communications. The inception of the Company's current technology portfolio began when the Company's founder and CEO, Martin Keating, asked the question, "If we live in a 3D world, then why don't we communicate that way?" From the question sprang 3DIcon's mission of creating 3D technologies that produce full color, 360 degree, true-to-life 3D images that do not require any kind of viewing aid such as glasses or goggles.

3D technologies that are being developed across the globe today can be put into two main categories: 1) displays that require viewers to wear viewing aids, which tend to produce higher quality images, closer to what we see today on 2D screens; and 2) displays that don't require viewing aids, which currently tend to have much lower image quality. 3DIcon's focus is on the latter, 3D images that do not require viewing aids. The Company's mission is to develop these technologies to a degree that the 3D image which occupies 3D space is true-to-life, coming close to replicating reality.

There are currently two main kinds of viewing aid-free technologies under development. These include autostereoscopic and volumetric. 3DIcon's technologies are volumetric.

In autostereoscopic displays, the most common are LCD systems though they can be projected on any display. According to industry analysts, the two main problems associated with autostreoscopic technology is resolution reduction in which the image quality is quite low and the viewer must keep his head in a 'sweet spot'. If the viewer moves, the image loses its 3D quality. Autostereospopic displays typically can been seen from as little as two to up to 25 different angles, but cannot be viewed from any given 360 degree position. With each added angle, from two on up to 25, the image quality diminishes. Although a few autostereoscopic displays have been built and commercially sold, the products have been very costly and have been sold for a very narrow niche. Market analysts expect that autostereoscopic technology will not grow beyond its current niche.

3DIcon's core 3D technologies are volumetric displays. Volumetric is the only 3D technology that creates an image with true depth versus a perception of depth. Other 3D technologies project an image on a single plane and manipulate the brain-eye system into believing it is seeing an image with depth. Volumetric technology has been under development by researchers for many years. The current challenge for developers, including 3DIcon is in raising the image quality to that of current 2D displays.

3DIcon seeks to set and unify standards for volumetric displays. The Company's research team at OU recently filed a provisional patent for a virtual moving screen to render 3D images. SVD and other motion-dependent rendering technologies (like full- and half-rotating screens, rotating Archimedes spirals, spiral screens, etc.) require moving screens to create a 3D image. 3DIcon's new provisional patent describes a virtual moving screen which is compatible with motion-dependent-type engines. The virtual moving screen can receive input from the rendering engine and render images on displays that require no moving parts. Moving parts can restrict the size, color, clarity, and portability of 3D images. This technology offers substantial potential benefits to the 3D imaging industry.

SRA

The Company's SRA with University of Oklahoma allows 3DIcon to partner with a leading research institution to leverage their scientific expertise and a state-of-the-art facility to create a proprietary technology portfolio at a fraction of the cost of building an in-house research infrastructure. Working through OU gives 3DIcon a competitive advantage in creating a multi-disciplinary approach to technology development. This approach integrates specialized know-how in optics, photonics, nano-technology, chemical engineering and electronics. A multi-disciplinary approach to development of 3D technologies is only available to the largest, most established technology companies, or through an arrangement like 3DIcon's SRA with OU. Thus, 3DIcon's technology development strategy makes the Company competitive with the leading companies and institutions in the field.

IP

3DIcon has the exclusive worldwide marketing rights to the IP (Intellectual Property) developed at OU under its SRA. To date, several provisional and utility patents have been filed. The Company anticipates the development of new technologies and byproducts for which additional patents, trademarks, and copyrights may be pursued. The IP strategy is both offensive and defensive in nature. 3DIcon and OU seek to file new patents that can develop into new product categories, as well as filing additional patents that will defend its rights against competitors

MARKETS

3DIcon's current portfolio includes its proprietary 3D-SVD and CSpace(TM) technologies. Both of these address a plethora of commercial applications including: 1) Large format entertainment in cinema, theme parks, museums; 2)Advertising through digital signage, branding, and trade shows; 3)Gaming including interactive video games; 4) Medical applications in diagnosis, treatment planning, robotic surgery, medical and dental training; 5)Training for the military, police, firefighters, industrial workforce, and pilots; 6)Education; 7)Industrial design and control including quality control and CAD/CAM; 8)Visualization for geological mining, oil, gas, molecular modeling & design, meteorology, astronomy, and physics; 9) Real Estate design and sales; 10)Government applications such as homeland security, surveillance, and intelligence.

According to Insight Media, the market for 3D display technologies is currently estimated at $345 M in 2007 for products currently on the market, most of which require viewing aids. As technology advances the market is expected to reach over $1 billion by 2011 for current applications alone. As 3D technologies develop it is expected that new applications and markets will emerge that cannot be estimated at this time.

Projections for 3D Display Sales

     $1,200 $1,000 $800 Millions $600 $400 $200 $0

Source: Insight Media

3DICON'S PROPRIETARY PRODUCTS & TECHNOLOGIES

3D-SVD

3D-SVD (swept volume display) is one of several 3D image projection technologies currently being developed by 3DIcon Corporation. This technology creates a volumetric image that floats in air, occupying 3D space without the use of a 2D screen or viewing aids, in a full color true-to-life format that can be viewed from any angle with the naked eye.

SVD is one form of 3D display technology currently being researched by scientific leaders in the 3D field. SVD is a volumetric display in which a 3D image is formed by illuminating a rapidly moving display surface, such as a circular screen rotating at an optimal rpm (revolutions per minute), sweeping a spherical volume at each half-rotation. A collection of voxels (volumetric pixels) is rendered at precise locations within the volume over a period of time, resulting in 3D imagery perceived due to persistence of vision.

Volumetric displays were first postulated nearly a century ago and have been a staple of science fiction. Until recently its development has only been accessible to research institutions, the military and now leading technology companies like 3DIcon.

3DIcon recently announced that its research team at OU completed Stage I of its 3D-SVD development program, which took the technology from concept stage to successfully rendering full color, 3-dimensional, 360-degree volumetric images. The embodiments of the original patent claim filed by OU for the 3D-SVD technology include full color, 360-degree, 3D video images using LEDs (light emitting diodes) operating at an optimal rpm to create a solid-appearing image with negligible flicker. The completed demo has delivered on the ability to create full color, 360-degree 3D images.

As the technology continues to develop in Stage II, the goal is to create image quality that appears more solid with negligible flicker. Over the next 12 months, 3DIcon and OU expect to complete Stage II of 3D-SVD and bring the technology to a point of development where it may be marketed and licensed to potential partners in various industries. Specific performance goals include investigating alternate image pane technologies with 3 color LEDs; demonstration of increased rpm capability; and creation of opacity.

3D-SVD is well suited for outdoor formats for use in advertising and entertainment, yet it's been designed for flexibility and functionality including scalability for larger or smaller displays, automated 3D image preparation and importation software, and variable clock image display control.

CSpace(TM)

The Company's CSpace(TM) (static volume display) technology uses a clear non-moving projection volumetric medium (think of it as a 3D volumetric screen) into which light emitting up-conversion nano-materials have been suspended. A 3D image is rendered when laser beams are projected into the medium with nano-materials, exciting the nano-materials to display the three primary colors and creating a full color, volumetric image. To date the OU team has successfully produced the volumetric medium, with one color (green) nano-materials, as well as creating and suspending the up-conversion nano-material. The research also has developed the computer programs and electronics for directing the laser for rendering 3D images. A one-color 3D image is expected by the end of Q1 2008. Specific technology goals for the next 12 months include developing brighter green color nano-size up-conversion materials; commencing development of blue and red nano-size up-conversion materials; synthesizing a near transparent projection medium suitable for dispersion of nano-particles; and demonstrating transparent projection material dispersed with nano-particles for the first color.

CSpace(TM) technology is best suited for applications in: a) scanning for medical and security purposes; b) entertainment and gaming; and c)geo-spatial for military, air traffic control, weather mapping and oil and gas exploration.

To the Company's knowledge only a few other companies are developing this kind of 3D technology. 3DIcon's CSpace(TM) technology has already created numerous voxels in one color, which is believed to be a milestone not yet achieved by the other known parties who have to date created only one voxel.

Pixel Precision(TM)

3DIcon has recently announced the launch of its first product, Pixel Precision(TM), which targets the research and development market for Texas Instruments' DLP® technology. The provisional patent application covering Pixel Precision(TM) was filed on January 29, 2007. Pixel Precision(TM) emerged as a byproduct of the research conducted on its core 3D technologies.

Sales channels for the product include software distributors as well as direct sales by 3DIcon. 3DIcon's new product is expected to address the needs of a market that includes projection and display manufacturers that design, manufacture, and market products based on DLP® technology. In addition to digital TV, DLP® technology is also being used in several emerging applications like 3D metrology, confocal microscopy, holographic data storage, scanning, and other advanced imaging and visualization applications.

COMMERCIALIZATION STRATEGY

3DIcon's commercialization strategy includes licensing, co-development, distribution, and direct sales. Through this multi-pronged approach, the Company varies its commercialization approach based on the specific product or technology in its portfolio.

The Company's 3D-SVD and CSpace(TM) technologies, which continue to progress through milestones in their development stages, are best suited to licensing or co-development with large, well-funded partners who may have complimentary products and sales channels that can be leveraged to the benefit of 3DIcon's technologies.

Pixel Precision(TM), as a fully-developed software product ready for sale to a focused market, will be offered through direct sales by the Company and well distributors. 3DIcon has begun demo of the product to qualified customers in November of 2007 and anticipates sales in the first quarter of 2008.

In addition to commercial applications, 3DIcon also recently launched a federal outreach program which is designed to attract federal research funding for 3D technologies that may have applications in homeland security, military and intelligence. The Company may therefore be in a position to generate revenues from sales to federal, state and local governments.

COMPETITIVE LANDSCAPE

Currently there are a handful of companies involved in development of 3D volumetric display technologies that do not require viewing aids. These companies include 3D Technology Laboratories, Sharp Electronics, Teleportec, Actuality Systems, Ethereal Technologies, LightSpace Technologies, Zebra Imaging, Felix 3D, and Holoverse. While each of these companies is developing 3D applications, every technology is developed uniquely and for a range of uses and markets. 3DIcon believes that as its technologies develop, it is well positioned to capture part of the projected multi-billion 3D display market and is pleased to have industry peers that are equally dedicated to making 3D displays a reality of the future.

COMPANY HISTORY

First Keating Corporation was founded 1998 and by 2002 focused on the development of 3D technologies. The Company became publicly listed on the pink sheets in 2003 and initiated discussions with the University of Oklahoma in 2004. The Company's name was changed from First Keating to 3DIcon, and its first SRA was signed with OU in 2004. By 2006 the first provisional patents were filed and a revised SRA was signed. In that same year, OU shifted its focus in 3D to volumetric display technologies. 3DIcon upgraded its public listing by moving to the OTC Bulletin Board in July of 2007. Key executives and board members have joined the Company in the latter half of 2007.

MANAGEMENT & BOARD

Martin Keating, Chairman of the Board & Chief Executive Officer

As the founder, chairman, and CEO of 3DIcon Corporation, Mr. Keating has applied his vision and efforts to the creation and development of several breakthrough 3D technologies. Prior to founding the Company, Mr. Keating structured and managed numerous investment vehicles including the capitalization and NASDAQ listing of CIS Technologies, where he served as general counsel. He also completed financing of the Academy Award-winning motion picture, "The Buddy Holly Story". Mr. Keating has been a guest lecturer at several colleges and universities across the country. He has been featured on national television and radio programs including CNN, CNBC, HARD COPY, the Jim Bohannon and Bob Grant shows, as well as special programs in major markets such as New York, Chicago, Houston, Los Angeles, and Honolulu. He has been interviewed by numerous periodicals including the New York Observer. In 1996, Mr. Keating published "The Final Jihad," a terrorist suspense novel which was excerpted four times by King Features Syndicate for more than 1,500 newspapers. Mr. Keating received his Juris Doctor degree from the University of Oklahoma and his BA degree from the College of the Holy Cross, Worcester, Massachusetts.

Vivek Bhaman, President, Chief Operating Officer and Treasurer

Since joining 3DIcon, Mr. Bhaman has helped lead the Company into new strategic milestones including listing 3DIcon as a fully reporting company on the OTC Bulletin Board, completing Phase I of 3DIcon's 3D-SVD technology, as well as the introduction of the Company's first commercial product, Pixel Precision(TM). Mr. Bhaman has been at the forefront of introducing new technologies and products to markets across the world. His spectrum includes consumer and business technologies such as cell phones and secure e-commerce transaction systems. At VeriFone and Hewlett Packard, he was responsible for launching and managing the Asia-Pacific operations of the Electronic Commerce division. He has held leadership positions with global media giants Omnicom Group and Interpublic Group. For more than 15 years, Mr. Bhaman has successfully led startup and marketing operations for an enterprise-software technology company, including its acquisition of marquee customers Walt Disney, Southern California Edison, and Freeman Group. He holds an MBA with specializations in Marketing and Finance as well as a Bachelors Degree in Engineering.

Greg Griffin, Director of Engineering

Mr. Griffin has over seventeen years experience as a technology professional, fulfilling a broad range of corporate roles in engineering, sales and marketing, and engineering management. He began his career at NASA's Langley Research Center and went on to join firms such as Cisco Systems and Ciena Corporation, with his most recent corporate position as Chief Technologist at Williams Communications Group. Prior to joining 3DIcon, he maintained a consulting practice specializing in communications technology. Mr. Griffin holds a B.S. in Electrical Engineering from the University of Oklahoma. He is a member of the IEEE, the IEEE Communications Society, and the American Indian Science and Engineering Society.

Board Members
Martin Keating, Chairman of the Board

Lawrence Field, Board Member

Mr. Field is the cofounder and managing director of Regent Private Capital LLC, a private equity and investment firm that invests globally through offices in New York City and Tulsa. Regent, its principals and their affiliates have invested significant capital in companies around the world. Their investments have ranged from NYSE-listed companies to private enterprises. Regent's current technology investments include positions in 3DIcon and TriCord Hurricane Safety Systems. Prior to Regent, Mr. Field was vice president of Capital Advisors, Inc., a leading investment management firm in the southwestern United States. He has been actively involved in investments in Latin America and has served as an advisor or principal in over seventy transactions in those countries, including Mexico, Ecuador, Argentina and Brazil. In addition to his new post as a director of 3DIcon, Mr. Field serves as chairman of the board of Industrial Shipping Enterprises Corp. and Caja Shipping and Logistics, Inc., as well as serving on the board of WellQuest, Inc. and Coastal International Logistics Corp. He holds a B.S. degree from the University of Texas at Austin.

Victor Keen, Board Member

Mr. Keen is a significant shareholder in 3DIcon and has recently joined its board. Mr. Keen is a graduate of Harvard Law School and Trinity College. Until recently he was the chair of the Tax Practice Group at Duane Morris, LLP, one of the 100 largest law firms in the U.S. with more than 600 attorneys. Mr. Keen has become Of Counsel to the firm and devotes the majority of his time to his board memberships as well as real estate investments in New York City. For more than ten years Mr. Keen has served on the board of Research Frontiers (NASDAQ: REFR), a developer of "Smart Glass" through licensees around the world. For the past five years he has also served as the head of the Compensation Committee for Research Frontiers. Recently, Mr. Keen assumed the position of Board Observer for Egenix, Inc.., a bioresearch firm focused on developing treatments for several specific cancers. Mr. Keen has been an active investor in a number of companies, both start up and later stage, including: Lending Tree, recently acquired by IAC Interactive Corp. (NASDAQ:IACI), a company controlled by Barry Diller; Circle Lending, Inc., now part of Richard Branson's Virgin empire; and Rollover Systems, Inc., a privately held company involved in the matching of individual IRA/pension accounts with appropriate managers.

John O'Connor, Board Member

Mr. O'Connor is Chairman of the Board of the Tulsa law firm of Newton, O'Connor, Turner & Ketchum. He has practiced law in Tulsa since 1981, concentrating in the areas of corporate and commercial law. Mr. O'Connor has served two terms on the board of the Oklahoma Bar Association-Young Lawyers Division, and he has served on several committees of the Tulsa County Bar Association. He is a former member of the Oklahoma Academy of Mediators and Arbitrators, and has served as a Barrister in The Council Oak American Inn of Court. Mr. O'Connor is a regular presenter at continuing legal education seminars sponsored by the Oklahoma Bar Association and the University of Tulsa College of Law. Mr. O'Connor is a member of the American Bar Association, the Oklahoma Bar Association, and the Tulsa County Bar Association. He is admitted to practice before the federal and state courts in Oklahoma and the U.S. Tax Court. He is a member of the Cherokee Nation Bar Association. Mr. O'Connor received his law degree from the University of Tulsa College of Law and his BA in political science from Oklahoma State University. He studied international law at the Friedreich Wilhelm Rheinische Universtat in Bonn, Germany.

3DIcon's Technology Team at University of Oklahoma

Dr. James Sluss, Principal Investigator

Dr. Sluss is the Morris R. Pitman Professor and Director of the School of Electrical and Computer Engineering at OU. He has been awarded seven U.S. patents, has authored/co-authored numerous journal and conference publications, and has been principal/co-principal investigator on over $11 million in sponsored research grants and contracts. He received his B.S in Physics in 1984 from Marshall University, and his M.S. and Ph.D. in Electrical Engineering in 1986 and 1989, respectively, from the University of Virginia. Dr. Sluss's current research areas are in three-dimensional displays, optical communications, photonics, and intelligent transportation systems. Dr. Sluss is a member of the Institute of Electrical and Electronics Engineers (IEEE), IEEE Education Society, IEEE Communications Society, Optical Society of America (OSA), International Society for Optical Engineering (SPIE), and American Society of Engineering Educators (ASEE). He presently serves as Treasurer of the IEEE Education Society.

Dr. Pramode Verma, Principal Investigator

Dr. Verma is the Williams Chair in Telecommunications Networking and Director Telecommunications Systems Program at The University of Oklahoma at Tulsa. He has more than 20 years of leadership experience in the telecommunications industry. In his last position with Lucent Technologies as Managing Director - Business Development, Global Service Providers Business and Business Communications System, his responsibilities included creating strategic alliances and partnerships with leading organizations, and managing the associated profit and loss. He also held professional and management positions with Lucent Technologies - Bell Laboratories for fifteen years. Dr. Verma obtained his doctorate in Electrical Engineering from Concordia University in Montreal, Canada in 1970 and an MBA from the Wharton School of the University of Pennsylvania in 1984. He is the author/coauthor of over 50 publications and several books in telecommunications, computer communications and related fields. He is a past president of the International Council for Computer Communication, a Washington D.C.-based global organization; a senior member of the Institute of Electrical and Electronics Engineers, New York and registered as a Professional Engineer, Province of Ontario, Canada.

Dr. Monte Tull, 3D-SVD Project

Prof. Tull has over a quarter century of engineering experience, primarily in the areas of computing and telecommunications. As an Associate Professor at the University of Oklahoma, he directs the Digital Design Laboratory. Prior to joining OU, he was with Lucent Technologies, where he worked for more than 30 years developing extensive experience in computer hardware circuit design, embedded systems, and systems integration. He has applied artificial intelligence solutions to a wide variety of difficult problems, including infrared imaging, x-ray laminography, signal prediction, automated circuit design, circuit diagnosis, process modeling, facility utilization, and resource allocation. Prof. Tull also has extensive experience in ISO-9000 compliance and Bellcore telecommunication technical requirements, Intelligent Transportation Systems, and Traffic and Criminal Software development. He earned his B.S. degree in physics from East Central State University in 1967, his M.S. degree in industrial engineering from the University of Oklahoma in 1972, his M.S. degree in electrical engineering from Oklahoma State University in 1978, and a Ph.D. in electrical engineering from the University of Oklahoma in 1980. In addition to being a member of the IEEE, IEEE Computer Society, the ASEE, Prof. Tull is a Registered Professional Engineer in the State of Oklahoma. He was a recipient of the FY 2005 Oklahoma Highway Safety Office Award of Excellence. He serves the Oklahoma Center for the Advancement of Science and Technology (OCAST) as a member of the Applied Research Advisory Committee. In this capacity, he is active in promoting industry-university collaborative research across the entire State of Oklahoma.

Erik Petrich, 3D-SVD Project

Erik Petrich received a B.S. in 2001, an M.S. in 2004, and is currently working towards a Ph.D in Electrical and Computer Engineering, at the University of Oklahoma. Before leaving to pursue school full-time, he served from 1991 to 1999 as Vice President of Micro Firmware, a company he co-founded that specialized in custom firmware for embedded PCs and after-market BIOS upgrades. His interests include embedded computer systems, hardware/software interaction, image processing, and robotics.

Dr. Hakki Refai, CSpace(TM)/Static Volume: Optics and Electronics

Dr. Hakki H. Refai is a Senior Research Scientist in the School of Electrical and Computer Engineering, Telecommunications Engineering Program, at the University of Oklahoma, Tulsa. He received his BS degree in electrical engineering in 1992 from Aleppo University, Syria, and his MS and PhD degrees in electrical and computer engineering in 2002 and 2005, respectively, from the University of Oklahoma. His current research and teaching interests are optical imaging, display technologies, and optical communications. Dr. Refai has authored and coauthored many journal and conference publications, and has served on the program committee of two leading international conferences. He is currently a co-principal investigator for a sponsored research contract into research and development of 3D display technology. He is a member of the IEEE, the SPIE, the OSA, and the SID.

Dr. Gerard Newman, CSpace(TM)/Static Volume Nano Technology, Materials, Photonics

Dr. Newman serves as research faculty at OU's Department of Chemical Engineering where he focuses on synthesis and formation of active nanostructure material. Dr. Newman's work has contributed to the formation of several patents and companies. He has six patents to his name; has been published in 11 scientific journals; awarded sixteen research grants and proposals, and has made 29 presentations to his scientific peers. Dr. Newman has extensive experience in interfacial science with surfactants and their applications to industrial processes. He received a National Science Foundation EPSCoR fellowship for innovative research in new material and his doctorate in Chemical Engineering in 1995. In addition to serving as a visiting scholar at the Science University of Tokyo, he is a principal of two private companies, BioMagnetics, Inc. and NM Technologies, Inc.

Dr. Martina Dreyer, CSpace(TM)/Static Volume Nano Technology, Materials, Photonics

Dr. Dreyer is a researcher at OU focused on nanomaterials and photonics. While at OU his research has included: the influence of the transition element concentration on the adsorption characteristics of aerogels, as well as having investigated and evaluated the photocatalytic activity of titanium dioxide catalyst. Prior to joining OU as a researcher, Dr. Dreyer has served on the research teams of Laboratories of Inorganic Materials at the University of Blaise Pascal in Clermont-Ferrand, France; Helmholtz Institute for Biomedical Engineering in Aachen, Germany; and the University of Munster in Munster, Germany. He has several publications and presentation to his credit. He has a doctor of philosophy, chemical engineering from OU.

FINANCIALS

As a development-stage technology company, 3DIcon Corporation reported no revenues in its most recent SEC filings for the period ended September 30, 2007. Since its most recent filings, the Company has launched its first product, Pixel Precision(TM) in Q4 of 2007. The Company anticipates this product may produce revenues by Q1 of 2008. As of September 30, 2007, the Company has current assets of $639,642.

The following is 3DIcon's most recent income statement, as reported in its 10Q for the period ended September 30, 2007.

	3 Months	3 Months	9 Months	9 Months
	Ended	Ended	Ended	Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006

Sales	-	-	-	-

Expenses

R&D	$300,000	-	$720,888	$240,355

General & Administrative	441,874	442,661	1,713,483	919,298

Interest	33,290	7,578	69,796	15,507

Total Expenses	$775,164	$450,239	$2,504,167	$1,175,160

Net Loss	$(775,164)	$(450,239)	$(2,504,167)	$(1,175,160)

Loss per share	$(.007)	$(.005)	$(.023)	$(.014)

Weighted Average Shares Outstanding	116,688,048	92,826,569	108,011,614	85,603,920

Prepared by:

Contact: Dilek Mir dmir@corporateprofile.com or relations@3dicon.net. 646-233-3353

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With the exception of historical information, the matters discussed in this report are forward-looking statements that involve a number of risks and uncertainties. The actual future results of 3DIcon could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations, inability to hire and retain qualified personnel, and changes in the general economic climate. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by 3DIcon, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.